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Exhibit No. 99

The Allstate Corporation
News Release

For more information: Michael Trevino Allstate Media Relations (847) 402-5600

Allstate Announces Management, Organizational Changes

        Northbrook Ill., Sept. 12, 2002—The Allstate Corporation (NYSE: ALL) today announced a number of management and organizational changes in a move designed to further accelerate its strategy to become a broader based financial services organization.

        "These changes are designed to accelerate our growth, while complementing and enhancing the progress we have made in implementing our core business strategies," Edward M. Liddy, Allstate's chairman, president and CEO said today, in commenting on the announced changes. "Over the last three years we have successfully carried out a number of initiatives in our strategy to become better and bigger in our traditional core business, and broader in the range of financial products provided to the more than 16 million households across America who are our customers.

        "In 1999 we embarked on a strategy of strengthening our Allstate agencies by broadening the financial products they provide beyond property and casualty to life insurance, retirement and investment products. Our initial results indicate this strategy successfully leverages our brand and our position in local communities. In addition, we expanded our distribution of property and casualty products by acquiring CNA's independent agent personal lines business and creating The Good Hands® Network to enable consumers to access our products through multiple alternatives. We also broadened our business by entering worksite marketing through the acquisition of American Heritage Life. Our more recent profit improvement plans have also yielded outstanding results, putting us in a position to take this next step in our strategy.

        "We have been exploring various options to ensure that our organizational structure aligns with the company's business strategy in the best way possible. We are confident that the experience and expertise that is represented in the realigned management team will enable us to leverage the unique assets of the corporation, and continue on the path to enhanced and sustainable profitability."

        Thomas J. Wilson, 44, currently chairman and president of Allstate Financial, will assume the new role of president, Allstate Protection, effective Oct. 1, 2002. He replaces Richard I. Cohen, who is retiring effective Dec. 31, 2002. Allstate Protection will combine the existing operations of Allstate Property and Casualty and the Ivantage Group and provide property and casualty products through Allstate and independent agencies, respectively.

        "Rick's contribution to the success of The Allstate Corporation throughout his 34-year career has been immeasurable," said Liddy. "He has served in numerous leadership positions within the corporation and since being appointed president, Allstate Property & Casualty has led a major transformation strategy. We will miss his wise counsel and sound judgment, and wish him the best in his retirement."

        Wilson joined Allstate as chief financial officer in 1995 from Sears, Roebuck and Co., where he had been vice president of strategy and analysis. He became president of Allstate Financial in January 1999. Under his direction, Allstate Financial has steadily increased its product offerings, distribution channels, and financial contributions to the corporation.

        "Tom Wilson's experience with Allstate agencies and independent distribution channels will enable him to lead a powerful protection focused organization, signaling our commitment to both the Allstate agency network and the independent agency channel," Liddy said. "By leveraging the resources of the two groups we intend to strengthen and deepen the relationships with agents and customers in both channels, and continue the drive to be a focused multi-channel supplier of personal protection products."

        Casey J. Sylla, 59, presently acting chief financial officer, will become chairman and president, Allstate Financial, effective Oct. 1, 2002, replacing Wilson. Allstate Financial, with assets of more than $65 billion, is predominantly focused on life insurance, retirement and investment products through one of the industry's broadest distribution networks.

        Sylla has had an extensive and highly successful career in the financial services industry. Prior to joining Allstate in 1995 as chief investment officer and then as president of Allstate Investments, LLC, Sylla served as senior vice president and executive officer at Northwestern Mutual Life Insurance Company in Milwaukee where he held a number of positions within its investment department from 1971 until 1995.

        "Casey Sylla has demonstrated outstanding leadership skills and his long association with the investments and life and savings businesses make him highly qualified for his new role," Liddy said in commenting on the announcement. "Since joining Allstate he has helped manage and contribute to the growth of the company's current $85 billion investment portfolio. He has also demonstrated a proven ability as an adept strategic leader having twice served as interim chief financial officer."

        Samuel H. Pilch, 55, currently group vice president and controller, will assume the position of acting chief financial officer, effective Oct. 1, 2002. Prior to joining Allstate in 1995 in his current position, Pilch was vice president and chief operating officer of the managed care and employee benefits division for the Travelers Corporation. Earlier positions at the Travelers included vice president of finance-insurance operations and vice president & treasurer of the company.

        Ms. Catherine S. Brune, 49, currently a vice president in Allstate's Technology Shared Services, has been appointed senior vice president and chief technology officer and will assume leadership of the corporate technology group effective Oct. 1, 2002. She succeeds Frank M. Pollard, senior vice president and chief information officer who is retiring effective Dec. 31, 2002.

        "Throughout his 35-year career, Frank has made many major contributions to the growth of Allstate," Liddy said. "He has held a wide variety of positions across the company utilizing strong leadership to achieve innovation results. We wish him all the best for the future.

        "The changes we have announced today are the next step in the evolution of our business strategy, as we become a broader based financial services company. We are confident that the successful financial performance we have demonstrated so far this year will be enhanced over the long term by these moves—as we continue to focus and refine the company's business and organizational models."

        The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,500 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, banks and securities firms.

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Allstate Announces Management, Organizational Changes